Filed Pursuant to Rule 433

Registration No. 333-261306

February 5, 2024

Cencora, Inc.

$500,000,000 5.125% Senior Notes due 2034

Pricing Term Sheet

Issuer:	Cencora, Inc.
Offering Format:	SEC Registered
Trade Date:	February 5, 2024
Settlement Date:	February 7, 2024 (T+2)
Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC BNP Paribas Securities Corp. U.S. Bancorp Investments, Inc.
Senior Co-Managers:	Morgan Stanley & Co LLC Scotia Capital (USA) Inc. TD Securities (USA) LLC
Co-Managers:	PNC Capital Markets LLC SG Americas Securities, LLC MUFG Securities Americas Inc.
Security Title:	5.125% Senior Notes due 2034
Principal Amount:	$500,000,000
Coupon:	5.125%
Maturity Date:	February 15, 2034
Public Offering Price:	99.867% of the principal amount
Yield to Maturity:	5.142%
Spread to Benchmark Treasury:	98 basis points
Benchmark Treasury Issue:	4.500% due November 15, 2033
Benchmark Treasury Price:	102-22
Benchmark Treasury Yield:	4.162%

Ratings*:	Baa2 (Stable) (Moody’s) / BBB+ (Stable) (S&P) / A- (Stable) (Fitch)
Interest Payment Dates:	February 15 and August 15, beginning August 15, 2024
Optional Redemption:	Make-whole call at T+15 basis points Par call on or after November 15, 2033 (the date that is three months prior to maturity)
Change of Control Triggering Event Put:	101% of principal amount plus accrued interest to the date of purchase
CUSIP:	03073E AU9
ISIN:	US03073EAU91

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed an automatic shelf registration statement, including a prospectus dated November 23, 2021 (File No. 333-261306), and a preliminary prospectus supplement dated February 5, 2024 with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

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